EXHIBIT 4.2

CERTIFICATE OF DESIGNATION OF TERMS OF
5.10% NON-CUMULATIVE PREFERRED STOCK, SERIES E

1.	Designation, Par Value and Number of Shares.

     The designation of the series of preferred stock of the Federal National Mortgage Association (the “Corporation”) created by this resolution shall be “5.10% Non-Cumulative Preferred Stock, Series E” (the “Series E Preferred Stock”), and the number of shares constituting the Series E Preferred Stock is Three Million (3,000,000). Shares of Series E Preferred Stock will have no par value and a stated value and liquidation preference of $50 per share. The Board of Directors of the Corporation, or a duly authorized committee thereof, in its sole discretion, may increase the number of shares of Series E Preferred Stock and may reduce the number of shares of Series E Preferred Stock, provided such reduction is not below the number of shares of Series E Preferred Stock then outstanding.

2.	Dividends.

     (a)   Holders of record of Series E Preferred Stock (each individually a “Holder”, or collectively the “Holders”) will be entitled to receive, when, as and if declared by the Board of Directors of the Corporation, or a duly authorized committee thereof, in its sole discretion out of funds legally available therefor, non-cumulative, quarterly cash dividends which will accrue from and including April 15, 1999, and will be payable on March 31, June 30, September 30 and December 31 of each year (each, a “Dividend Payment Date”), commencing June 30, 1999, at the annual rate of $2.55 per share or 5.10% of the stated value and liquidation preference of $50 per share (without taking into account any adjustments referred to in paragraphs (b)and (c) of this Section 2). Dividends on the Series E Preferred Stock will be payable to the Holders as they appear on the books and records of the Corporation on the relevant record date fixed by the Board of Directors, or a duly authorized committee thereof, which may not be earlier than 45 days or later than 10 days prior to the applicable Dividend Payment Date. If declared, the initial dividend, which will be for the period from and including April 15, 1999 to but excluding June 30, 1999, will be $.53125 per share. Thereafter, the dividend period relating to a Dividend Payment Date will be the period from and including the preceding Dividend Payment Date to but excluding such Dividend Payment Date. If a Dividend Payment Date is not a Business Day, dividends (if declared) on the Series E Preferred Stock will be paid on the succeeding Business Day, without interest. A “Business Day” shall mean any day other than a Saturday, Sunday or other day on which banking institutions in New York, New York are authorized or required by law to close. Dividends payable on the Series E Preferred Stock for any period greater or less than a full dividend period will be computed on the basis of a 360-day year consisting of twelve 30-day months and the actual number of days elapsed in any period of less than one month. Dividends payable on the Series E Preferred Stock for each full dividend period will be computed by dividing the per annum dividend rate by four.

     (b)(i)   If, prior to 18 months after the date of original issuance of the Series E Preferred Stock, one or more amendments to the Internal Revenue Code of 1986, as amended (the “Code”), are enacted that reduce the percentage of the dividends-received deduction applicable to the Series E Preferred Stock (a “Dividends-Received Reduction Amendment”) as specified in section 243(a)(1) of the Code or any successor provision thereto (the “Dividends-Received Percentage”), the adjustments set forth in this paragraph (b) shall be made in respect of the dividends payable by the Corporation.

     (ii)   Subject to subclauses (v) and (vi) of this paragraph (b), the amount of each dividend payable (if declared) per share of Series E Preferred Stock for dividend payments made on or after the effective date of a Dividends-Received Reduction Amendment will be adjusted by multiplying the amount of the dividend payable pursuant to paragraph (a) of this Section 2 (before adjustment) by a factor, which will be the number determined in accordance with the following formula (the “DRD Formula”), and rounding the result to the nearest cent (with one-half cent rounded up):

1–.35(1–.70)

1–.35(1–DRP)

For the purposes of the DRD Formula, “DRP” means the Dividends-Received Percentage (expressed as a decimal) applicable to the dividend in question; provided, however, that if the Dividends-Received Percentage applicable to the dividend in question shall be less than 50%, then the DRP shall equal .50. No amendment to the Code, other than a change in the percentage of the dividends-received deduction applicable to the Series E Preferred Stock as set forth in section 243(a)(1) of the Code or any successor provision thereto, will give rise to an adjustment.

     (iii)   Notwithstanding the foregoing and subject to subclauses (v) and (vi) of this paragraph (b), if any Dividends-Received Reduction Amendment is enacted after the dividend payable on a Dividend Payment Date has been declared, the amount of the dividend payable on such Dividend Payment Date will not be increased; instead, additional dividends (the “Post Declaration Date Dividends”), equal to the excess, if any, of (x) the product of the dividend paid by the Corporation on such Divided Payment Date and the DRD Formula (where the DRP used in the DRD Formula would be equal to the greater of the Dividends-Received Percentage applicable to the dividend in question and .50) over (y) the dividend paid by the Corporation on such Dividend Payment Date, will be payable (if declared) to Holders on the record date applicable to the next succeeding Dividend Payment Date or, if the Series E Preferred Stock is called for redemption prior to such record date, to Holders on the applicable redemption date, as the case may be, in addition to any other amounts payable on such date.

     (iv)   Subject to subclauses (v) and (vi) of this paragraph (b), if any Dividends-Received Reduction Amendment is enacted and the reduction in the Dividends-Received Percentage retroactively applies to a Dividend Payment Date as to which the Corporation previously paid dividends on the Series E Preferred Stock (each, an “Affected Dividend Payment Date”), the Corporation will pay (if declared) additional dividends (the “Retroactive Dividends”) to Holders on the record date applicable to the next succeeding Dividend Payment Date (or, if such amendment is enacted after the dividend payable on such Dividend Payment Date has been declared, to Holders on the record date applicable to the second succeeding Dividend Payment Date following the date of enactment) or, if the Series E Preferred Stock is called for redemption prior to such record date, to Holders on the applicable redemption date, as the case may be, in an amount equal to the excess of (x) the product of the dividend paid by the Corporation on each Affected Dividend Payment Date and the DRD Formula (where the DRP used in the DRD Formula would be equal to the greater of the Dividends-Received Percentage and .50 applied to each Affected Dividend Payment Date) over (y) the sum of the dividend paid by the Corporation on each Affected Dividend Payment Date. The Corporation will only make one payment of Retroactive Dividends for any such amendment. Notwithstanding the foregoing provisions, if, with respect to any such amendment, the Corporation receives either an unqualified opinion of nationally recognized independent tax counsel selected by the Corporation or a private letter ruling or similar form of authorization from the IRS to the effect that such amendment does not apply to a dividend payable on an Affected Dividend Payment Date for the Series E Preferred Stock, then such amendment will not result in the payment of Retroactive Dividends with respect to such Affected Dividend Payment Date. The opinion referenced in the previous sentence shall be based upon legislation amending or establishing the DRP or upon a published pronouncement of the IRS addressing such legislation.

     (v)   Notwithstanding the foregoing provisions, if, with respect to any Dividends-Received Reduction Amendment, the Corporation receives either an unqualified opinion (which opinion shall be based on the Dividends-Received Reduction Amendment or upon a published pronouncement of the IRS addressing such legislation) of nationally recognized independent tax counsel selected by the Corporation or a private letter ruling or similar form of authorization from the Internal Revenue Service (the “IRS”) to the effect that such an amendment does not apply to a dividend payable on the Series E Preferred Stock, then such amendment will not result in the adjustment provided for pursuant to the DRD Formula with respect to such dividend. Unless the context otherwise requires, references to dividends herein will mean dividends as adjusted by the DRD Formula. The Corporation’s calculation of the dividends payable as so adjusted shall be final and not subject to review.

     (vi)   Notwithstanding the foregoing, no adjustment in the dividends payable by the Corporation shall be made, and no Post Declaration Date Dividends or Retroactive Dividends shall be payable by the Corporation, in respect of the enactment of any Dividends-Received Reduction Amendment occurring 18 months or more after the date of original issuance of the Series E Preferred Stock.

     (vii)   In the event that the amount of dividends payable per share of Series E Preferred Stock is adjusted pursuant to the DRD Formula and/or Post Declaration Date Dividends or Retroactive Dividends are to be paid, the Corporation will cause notice of each such adjustment and, if applicable, Post Declaration Date Dividends and Retroactive Dividends to be given as soon as practicable to the Holders of Series E Preferred Stock.

     (c)(i)   If one or more amendments to the Code (the “Debt Financed Purchase Amendments”) are enacted in substantially the form that was proposed by the President of the United States in a budget plan released on February 1, 1999 (the determination of which shall be in the Corporation’s sole discretion) and that (1) would deny a percentage of a corporation’s dividends-received deduction attributable to the percentage of Series E Preferred Stock that is indirectly financed by indebtedness (including using a pro-rata allocation of interest expense similar to the one used in section 264(f) of the Code) and (2) would be effective for Series E Preferred Stock acquired on or after the effective date of such changes to the Code, the adjustments set forth in this paragraph (c) (the “Debt Financed Purchase Adjustments”) shall be made in respect of dividends payable by the Corporation; provided, however, that no Debt Financed Purchase Adjustments shall be made unless the Corporation has been offered the right to purchase the affected shares of Series E Preferred Stock pursuant to subclause (vi) of this paragraph (c).

     (ii)   Subject to subclauses (iv) through (vi) of this paragraph (c), upon any transfer of shares of Series E Preferred Stock that closes on or after the effective date of the Debt Financed Purchase Amendments, the dividends payable on the transferred shares of Series E Preferred Stock for the period beginning on the date of transfer shall be equal to (1) the amount of the dividend that would be payable for such period on such shares if the shares were not entitled to adjustment multiplied by (2) 1.08485 (the “Sale Factor”), rounded to the nearest cent (with one-half cent rounded upwards).

     (iii)   Notwithstanding the foregoing, if a Debt Financed Purchase Adjustment is required after the dividend payable on a Dividend Payment Date has been declared, the amount of the dividend payable on such Dividend Payment Date will not be increased; instead, additional dividends (the “Second Post Declaration Date Dividends”), equal to the excess, if any, of (x) the amount of the dividend that would have been payable if the adjustment described in subclause (ii) of this paragraph (c) had been made over (y) the dividend paid by the Corporation on such Dividend Payment Date, will be payable (if declared) to the Holders of the affected shares of Series E Preferred Stock on the record date applicable to the next succeeding Dividend Payment Date or, if the Series E Preferred Stock is called for redemption prior to such record date, to Holders of the affected shares of Series E Preferred Stock on the applicable redemption date, as the case may be, in addition to any other amounts payable on such date.

     (iv)   Notwithstanding the foregoing provisions, if, with respect to the Debt Financed Purchase Amendments, the Corporation receives either an unqualified opinion (which shall be based upon the Debt Financed Purchase Amendments or upon a published pronouncement of the IRS addressing such amendments) of a nationally recognized independent tax counsel selected by the Corporation or a private letter ruling or similar form of authorization from the IRS to the effect that such amendments do not apply to a dividend payable on the Series E Preferred Stock, then such amendments will not result in a Debt Financed Purchase Adjustment.

     (v)   Notwithstanding the foregoing, no adjustment in the dividends payable by the Corporation shall be made, and no Second Post Declaration Date Dividends shall be payable by the Corporation, in respect of the enactment of any Debt Financed Purchase Amendment occurring 18 months or more after the date of original issuance of the Series E Preferred Stock.

     (vi)   No Debt Financed Purchase Adjustment shall be made, or Second Post Declaration Date Dividends paid, to any Holder of shares of Series E Preferred Stock unless, after the date of enactment of the Debt Financed Purchase Amendment and prior to any transfer to the Holder that gives rise to the rights to such adjustment, the Corporation is offered the right to purchase such shares upon reasonable terms and at a fair market price (which determination shall be in the sole discretion of the Corporation). If the Corporation has not notified the Holder of its intent to exercise such right in writing within three trading days of receipt of written notice from the Holder, the Corporation will be deemed to have declined to exercise such right.

     (vii)   If a Debt Financed Purchase Adjustment is made, or Second Post Declaration Date Dividends are to be paid, with respect to certain shares of Series E Preferred Stock, the Corporation will give notice of each such occurrence to the applicable Holders of such shares of Series E Preferred Stock.

     (d)   No dividend (other than dividends or distributions paid in shares of, or options, warrants or rights to subscribe for or purchase shares of, the common stock of the Corporation or any other stock of the Corporation ranking, as to the payment of dividends and the distribution of assets upon dissolution, liquidation or winding up of the Corporation, junior to the Series E Preferred Stock) may be declared or paid or set apart for payment on the Corporation’s common stock (or on any other stock of the Corporation ranking, as to the payment of dividends, junior to the Series E Preferred Stock) unless dividends have been declared and paid or set apart (or ordered to be set apart) on the Series E Preferred Stock for the then-current quarterly dividend period; provided, however, that the foregoing dividend preference shall not be cumulative and shall not in any way create any claim or right in favor of the Holders of Series E Preferred Stock in the event that dividends have not been declared or paid or set apart (or ordered to be set apart) on the Series E Preferred Stock in respect of any prior dividend period. If the full dividend on the Series E Preferred Stock is not paid for any quarterly dividend period, the Holders of Series E Preferred Stock will have no claim in respect of the unpaid amount so long as no dividend (other than those referred to above) is paid on the Corporation’s common stock (or any other stock of the Corporation ranking, as to the payment of dividends, junior to the Series E Preferred Stock) for such dividend period.

     (e)   The Board of Directors of the Corporation, or a duly authorized committee thereof, may, in its discretion, choose to pay dividends on the Series E Preferred Stock without the payment of any dividends on the Corporation’s common stock (or any other stock of the Corporation ranking, as to the payment of dividends, junior to the Series E Preferred Stock).

     (f)   No full dividends shall be declared or paid or set apart for payment on any stock of the Corporation ranking, as to the payment of dividends, on a parity with the Series E Preferred Stock for any period unless full dividends have been declared and paid or set apart for payment on the Series E Preferred Stock for the then-current quarterly dividend period. When dividends are not paid in full upon the Series E Preferred Stock and all other classes or series of stock of the Corporation, if any, ranking, as to the payment of dividends, on a parity with the Series E Preferred Stock, all dividends declared upon shares of Series E Preferred Stock and all such other stock of the Corporation will be declared pro rata so that the amount of dividends declared per share of Series E Preferred Stock and all such other stock will in all cases bear to each other the same ratio that accrued dividends per share of Series E Preferred Stock (including any adjustments in dividends payable pursuant to Sections 2(b) and 2(c) but without accumulation of unpaid dividends on the Series E Preferred Stock for prior dividend periods) and such other stock bear to each other.

     (g)   No dividends may be declared or paid or set apart for payment on any shares of Series E Preferred Stock if at the same time any arrears exist or default exists in the payment of dividends on any outstanding class or series of stock of the Corporation ranking, as to the payment of dividends, prior to the Series E Preferred Stock.

     (h)   Holders of Series E Preferred Stock will not be entitled to any dividends, whether payable in cash or property, other than as herein provided and will not be entitled to interest, or any sum in lieu of interest, in respect of any dividend payment.

3.	Optional Redemption.

     (a)   On or after April 15, 2004, the Corporation, at its option, may redeem the Series E Preferred Stock, in whole or in part, at any time or from time to time, out of funds legally available therefor, at the redemption price of $50.00 per share plus an amount equal to the dividend (whether or not declared) for the then-current quarterly dividend period accrued to but excluding the date of such redemption, including any adjustments in dividends payable pursuant to Sections 2(b) and 2(c) but without accumulation of unpaid dividends on the Series E Preferred Stock for prior dividend periods. If less than all of the outstanding shares of Series E Preferred Stock are to be redeemed, the Corporation will select the shares to be redeemed from the outstanding shares not previously called for redemption by lot or pro rata (as nearly as possible) or by any other method that the Board of Directors of the Corporation, or a duly authorized committee thereof, in its sole discretion deems equitable.

     (b)   In the event the Corporation shall redeem any or all of the Series E Preferred Stock as aforesaid, the Corporation will give notice of any such redemption to Holders of Series E Preferred Stock not less than 30 days prior to the date fixed by the Board of Directors of the Corporation, or duly authorized committee thereof, for such redemption. Each such notice will state: (1) the number of shares of Series E Preferred Stock to be redeemed and, if fewer than all of the shares of Series E Preferred Stock held by a Holder are to be redeemed, the number of shares to be redeemed from such Holder; (2) the redemption price; (3) the redemption date; and (4) the place at which a Holder’s certificate(s) representing shares of Series E Preferred Stock must be presented upon such redemption. Failure to give notice, or any defect in the notice, to any Holder of Series E Preferred Stock shall not affect the validity of the proceedings for the redemption of shares of any other Holder of Series E Preferred Stock being redeemed.

     (c)   Notice having been given as herein provided, from and after the redemption date, dividends on the Series E Preferred Stock called for redemption shall cease to accrue and such Series E Preferred Stock called for redemption will no longer be deemed outstanding, and all rights of the Holders thereof as registered holders of such shares of Series E Preferred Stock will cease. Upon surrender in accordance with said notice of the certificate(s) representing shares of Series E Preferred Stock so redeemed (properly endorsed or assigned for transfer, if the Board of Directors of the Corporation, or a duly authorized committee thereof, shall so require and the notice shall so state), such shares shall be redeemed by the Corporation at the redemption price aforesaid. Any shares of Series E Preferred Stock that shall at any time have been redeemed shall, after such redemption, be cancelled and not reissued. In case fewer than all the shares represented by any such certificate are redeemed, a new certificate shall be issued representing the unredeemed shares without cost to the Holder thereof.

     (d)   The Series E Preferred Stock will not be subject to any mandatory redemption, sinking fund or other similar provisions. In addition, Holders of Series E Preferred Stock will have no right to require redemption of any shares of Series E Preferred Stock.

4.	Liquidation Rights.

     (a)   Upon any voluntary or involuntary dissolution, liquidation or winding up of the Corporation, after payment or provision for the liabilities of the Corporation and the expenses of such dissolution, liquidation or winding up, the Holders of outstanding shares of the Series E Preferred Stock will be entitled to receive out of the assets of the Corporation or proceeds thereof available for distribution to stockholders, before any payment or distribution of assets is made to holders of the Corporation’s common stock (or any other stock of the Corporation ranking, as to the distribution of assets upon dissolution, liquidation or winding up of the Corporation, junior to the Series E Preferred Stock), the amount of $50.00 per share plus an amount equal to the dividend (whether or not declared) for the then-current quarterly dividend period accrued to but excluding the date of such liquidation payment, including any adjustments in dividends payable pursuant to Sections 2(b) and 2(c) but without accumulation of unpaid dividends on the Series E Preferred Stock for prior dividend periods.

     (b)   If the assets of the Corporation available for distribution in such event are insufficient to pay in full the aggregate amount payable to Holders of Series E Preferred Stock and holders of all other classes or series of stock of the Corporation, if any, ranking, as to the distribution of assets upon dissolution, liquidation or winding up of the Corporation, on a parity with the Series E Preferred Stock, the assets will be distributed to the Holders of Series E Preferred Stock and holders of all such other stock pro rata, based on the full respective preferential amounts to which they are entitled, including any adjustments in dividends payable pursuant to Sections 2(b) and 2(c) but without accumulation of unpaid dividends on the Series E Preferred Stock for prior dividend periods.

     (c)   Notwithstanding the foregoing, Holders of Series E Preferred Stock will not be entitled to be paid any amount in respect of a dissolution, liquidation or winding up of the Corporation until holders of any classes or series of stock of the Corporation ranking, as to the distribution of assets upon dissolution, liquidation or winding up of the Corporation, prior to the Series E Preferred Stock have been paid all amounts to which such classes or series are entitled.

     (d)   Neither the sale, lease or exchange (for cash, shares of stock, securities or other consideration) of all or substantially all of the property and assets of the Corporation, nor the merger, consolidation or combination of the Corporation into or with any other corporation or the merger, consolidation or combination of any other corporation into or with the Corporation, shall be deemed to be a dissolution, liquidation or winding up, voluntary or involuntary, for the purposes of this Section 4.

     (e)   After payment of the full amount of the distribution of assets upon dissolution, liquidation or winding up of the Corporation to which they are entitled pursuant to paragraphs (a), (b) and (c) of this Section 4, the Holders of Series E Preferred Stock will not be entitled to any further participation in any distribution of assets by the Corporation.

5.	No Conversion or Exchange Rights.

     The Holders of shares of Series E Preferred Stock will not have any rights to convert such shares into or exchange such shares for shares of any other class or classes, or of any other series of any class or classes, of stock or obligations of the Corporation.

6.	No Pre-emptive Rights.

     No Holder of Series E Preferred Stock shall be entitled as a matter of right to subscribe for or purchase, or have any pre-emptive right with respect to, any part of any new or additional issue of stock of any class whatsoever, or of securities convertible into any stock of any class whatsoever, whether now or hereafter authorized and whether issued for cash or other consideration or by way of dividend.

7.	Voting Rights; Amendments.

     (a)   Except as provided below, the Holders of Series E Preferred Stock will not be entitled to any voting rights, either general or special.

     (b)   Without the consent of the Holders of Series E Preferred Stock, the Corporation will have the right to amend, alter, supplement or repeal any terms of the Series E Preferred Stock (i) to cure any ambiguity, or to cure, correct or supplement any defective provision contained in this Certificate of Designation or (ii) to make any other provision with respect to matters or questions arising with respect to the Series E Preferred Stock that is not inconsistent with the provisions of this Certificate of Designation so long as such action does not materially and adversely affect the interests of the Holders of Series E Preferred Stock; provided, however, that any increase in the amount of authorized or issued Series E Preferred Stock or the creation and issuance, or an increase in the authorized or issued amount, of any other class or series of stock of the Corporation, whether ranking prior to, on a parity with or junior to the Series E Preferred Stock, as to the payment of dividends or the distribution of assets upon dissolution, liquidation or winding up of the Corporation, or otherwise, will not be deemed to materially and adversely affect the interests of the Holders of Series E Preferred Stock.

     (c)   Except as set forth in paragraph (b) of this Section 7, the terms of the Series E Preferred Stock may be amended, altered, supplemented or repealed only with the consent of the Holders of at least two-thirds of the shares of Series E Preferred Stock then outstanding, given in person or by proxy, either in writing or at a meeting of stockholders at which the Holders of Series E Preferred Stock shall vote separately as a class. On matters requiring their consent, Holders of Series E Preferred Stock will be entitled to one vote per share.

     (d)   The rules and procedures for calling and conducting any meeting of Holders (including, without limitation, the fixing of a record date in connection therewith), the solicitation and use of proxies at such a meeting, the obtaining of written consents, and any other aspect or matter with regard to such a meeting or such consents shall be governed by any rules that the Board of Directors of the Corporation, or a duly authorized committee thereof, in its discretion, may adopt from time to time, which rules and procedures shall conform to the requirements of any national securities exchange on which the shares of the Series E Preferred Stock are listed at the time.

8.	Additional Classes or Series of Stock.

     The Board of Directors of the Corporation, or a duly authorized committee thereof, shall have the right at any time in the future to authorize, create and issue, by resolution or resolutions, one or more additional classes or series of stock of the Corporation, and to determine and fix the distinguishing characteristics and the relative rights, preferences, privileges and other terms of the shares thereof. Any such class or series of stock may rank prior to, on a parity with or junior to the Series E Preferred Stock as to the payment of dividends or the distribution of assets upon dissolution, liquidation or winding up of the Corporation, or otherwise.

9.	Priority.

     For purposes of this Certificate of Designation, any stock of any class or series of the Corporation shall be deemed to rank:

     (a)   Prior to the shares of Series E Preferred Stock, either as to the payment of dividends or the distribution of assets upon dissolution, liquidation or winding up of the Corporation, if the holders of such class or series shall be entitled to the receipt of dividends or of amounts distributable upon dissolution, liquidation or winding up of the Corporation, as the case may be, in preference or priority to the Holders of shares of Series E Preferred Stock.

     (b)   On a parity with shares of Series E Preferred Stock, either as to the payment of dividends or the distribution of assets upon dissolution, liquidation or winding up of the Corporation, whether or not the dividend rates or amounts, dividend payment dates or redemption or liquidation prices per share, if any, be different from those of the Series E Preferred Stock, if the holders of such class or series shall be entitled to the receipt of dividends or of amounts distributable upon dissolution, liquidation or winding up of the Corporation, as the case may be, in proportion to their respective dividend rates or amounts or liquidation prices, without preference or priority, one over the other, as between the holders of such class or series and the Holders of shares of Series E Preferred Stock.

     (c)   Junior to shares of Series E Preferred Stock, either as to the payment of dividends or the distribution of assets upon dissolution, liquidation or winding up of the Corporation, if such class shall be common stock of the Corporation or if the Holders of shares of Series E Preferred Stock shall be entitled to the receipt of dividends or of amounts distributable upon dissolution, liquidation or winding up of the Corporation, as the case may be, in preference or priority over the holders of such class or series.

     (d)   The shares of Preferred Stock of the Corporation designated “6.41% Non-Cumulative Preferred Stock, Series A” (the “Series A Preferred Stock”), “6.50% Non-Cumulative Preferred Stock, Series B” (the “Series B Preferred Stock”), “6.45% Non-Cumulative Preferred Stock, Series C” (“the Series C Preferred Stock”) and “5.25% Non-Cumulative Preferred Stock, Series D” (the “Series D Preferred Stock”) shall be deemed to rank on a parity with shares of Series E Preferred Stock as to the payment of dividends and the distribution of assets upon dissolution, liquidation or winding up of the Corporation. Accordingly, the holders of record of Series A Preferred Stock, the holders of record of Series B Preferred Stock, the holders of record of Series C Preferred Stock, the holders of record of Series D Preferred Stock and the Holders of Series E Preferred Stock shall be entitled to the receipt of dividends and of amounts distributable upon dissolution, liquidation or winding up of the Corporation, as the case may be, in proportion to their respective dividend rates or amounts or liquidation prices, without preference or priority, one over the other.

10.	Transfer Agent, Dividend Disbursing Agent and Registrar.

     The Corporation hereby appoints First Chicago Trust Company of New York, a division of EquiServe, as its initial transfer agent, dividend disbursing agent and registrar for the Series E Preferred Stock. The Corporation may at any time designate an additional or substitute transfer agent, dividend disbursing agent and registrar for the Series E Preferred Stock.

11.	Notices.

     Any notice provided or permitted by this Certificate of Designation to be made upon, or given or furnished to, the Holders of Series E Preferred Stock by the Corporation shall be made by first-class mail, postage prepaid, to the addresses of such Holders as they appear on the books and records of the Corporation. Such notice shall be deemed to have been sufficiently made upon deposit thereof in the United States mail. Notwithstanding anything to the contrary contained herein, in the case of the suspension of regular mail service or by reason of any other cause it shall be impracticable, in the Corporation’s judgment, to give notice by mail, then such notification may be made, in the Corporation’s discretion, by publication in a newspaper of general circulation in The City of New York or by hand delivery to the addresses of Holders as they appear on the books and records of the Corporation.

     With respect to any right to purchase shares of the Series E Preferred Stock afforded the Corporation under Section 2(c)(vi) hereof, a Holder must submit notice via facsimile transmission of the terms and price of the offer to each of the following persons at the Corporation:

Facsimile number: (202) 752-5980 Attention: Executive Vice President and Chief Financial Officer

Facsimile number: (202) 752-4948 Attention: General Counsel

Facsimile number: (202) 752-0410 Attention: Vice President – Corporate Finance

     The notice also must contain the name, title, address, telephone number and facsimile transmission number of an authorized representative of the Holder to whom the Corporation should respond.

     RECEIPT AND ACCEPTANCE OF A SHARE OR SHARES OF THE SERIES E PREFERRED STOCK BY OR ON BEHALF OF A HOLDER SHALL CONSTITUTE THE UNCONDITIONAL ACCEPTANCE BY SUCH HOLDER (AND ALL OTHERS HAVING BENEFICIAL OWNERSHIP OF SUCH SHARE OR SHARES) OF ALL OF THE TERMS AND PROVISIONS OF THIS CERTIFICATE OF DESIGNATION. NO SIGNATURE OR OTHER FURTHER MANIFESTATION OF ASSENT TO THE TERMS AND PROVISIONS OF THIS CERTIFICATE OF DESIGNATION SHALL BE NECESSARY FOR ITS OPERATION OR EFFECT AS BETWEEN THE CORPORATION AND THE HOLDER (AND ALL SUCH OTHERS).